Service Corporation International Increases Share Repurchase Authorization to $200 Million and Declares Quarterly Cash Dividend

HOUSTON, Feb. 8, 2012 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, today announced that its Board of Directors has increased the authorized level of repurchases of its common stock by approximately $120 million. When combined with approximately $80 million of authority remaining under the existing program, this represents a total of $200 million of current share repurchase authority effective today.

The Company also announced that its Board of Directors has approved a quarterly cash dividend of five cents per share of common stock. The quarterly cash dividend announced today is payable on April 30, 2012 to shareholders of record at the close of business on April 13, 2012. While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends, and the establishment of record and payment dates, are subject to final determination by the Board of Directors each quarter after its review of the Company's financial performance.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements have been made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of us. There can be no assurance that we will buy any of our common stock under our share repurchase programs. Important factors that could cause us to discontinue our share repurchases include, among others, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock. For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2010 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At December 31, 2011, we owned and operated 1,423 funeral homes and 374 cemeteries (of which 214 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:

Investors: Debbie Young – Director / Investor Relations (713) 525-9088

Media: Lisa Marshall – Managing Director / Corporate Communications (713) 525-3066